Amendment No. 13 to

Administration, Bookkeeping and Pricing Services Agreement

This Amendment No. 13, dated August 21, 2020, is to the Administration, Bookkeeping and Pricing Services Agreement dated June 28, 2011, as amended (the “Agreement”), between Centre Funds (the "Trust") and ALPS Fund Services, Inc. ("ALPS").

WHEREAS, the Trust and ALPS wish to amend the Agreement to remove certain fees, to modify Appendix A (List of Portfolios), and to modify Appendix C (Compensation).

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, effective August 21, 2020, the parties hereto agree as follows:

1.          The annual fees associated with the additional services described in the Report Modernization Addendum to the Agreement are hereby deleted.

2.          Appendix A (List of Portfolios) to the Agreement is deleted in its entirety and replaced with the Appendix A (List of Portfolios) attached hereto.

3.          Appendix C (Compensation) to the Agreement is deleted in its entirety and replaced with the Appendix C (Compensation) attached hereto.

4.          Except as specifically set forth herein, all other provisions of the Agreement, as amended to date, shall remain in full force and effect. All capitalized terms herein shall have the same meaning as ascribed to them in the Agreement. Any items not herein defined shall have the meaning ascribed to them in the Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment No. 13 as of the day and year first above written.

CENTRE FUNDS		ALPS FUND SERVICES, INC.

By:		By:
Name:	James A. Abate	Name:	Michael Sleightholme
Title:	President	Title:	Authorized Representative

Appendix A

List of Portfolios

Centre American Select Equity Fund

Centre Global Infrastructure Fund

Appendix C

Compensation

Annual Base Fee

Greater of $250,000 annual minimum or the following basis point fee schedule:

Annual Net Assets	Basis Points
Between $0-$lB	7.0
$1B-$3B	3.5
Above $3B	1.5

Share Class Charges

$7,500 annual charge for each additional share class over the first two share classes in each series.

LATE CHARGES: All invoices are due and payable upon receipt. Any invoices not paid within thirty (30) days of the invoice date are subject to a one percent (1%) per month financing charge on any unpaid balance but only to the extent permitted by law.

3